Exhibit 99.1

Tabula Rasa HealthCare Reports Second Quarter 2023 Financial Results

Continued Strong Organic Revenue Growth of 24%

Second Quarter Adjusted EBITDA of $6.3 Million Increased More Than 3x Compared to Second Quarter 2022

MOORESTOWN, N.J., August 7, 2023 – Tabula Rasa HealthCare, Inc.® (Nasdaq:TRHC) (“TRHC” or the “Company”), a leading healthcare company advancing personalized, comprehensive care for value-based care organizations, today reported financial results for the second quarter ended June 30, 2023.

Highlights from the second quarter ended June 30, 2023 include:

•	Second quarter revenue from continuing operations of $90.0 million increased 24%, including medication revenue growth of 25% and technology-enabled solutions revenue growth of 22% versus the prior year second quarter.

~~•~~	Second quarter GAAP net loss and adjusted EBITDA from continuing operations of $9.7 million and $6.3 million, respectively, compares with $12.7 million and $2.1 million in the second quarter of 2022.

“We delivered another impressive quarter demonstrating the strength of the underlying organic growth in our core PACE market and our commitment to significantly improve profitability. This is a testament to the strong performance by our employees who remain focused on serving the most complex and vulnerable individuals in PACE and other value-based care models,” said Brian Adams, President and Chief Executive Officer.

Key Financial Results

(in millions except percentages)

	Q2			Q2 2023
	2023	2022	% Change	Guidance
Revenue from continuing operations	$90.0	$72.6	24%	$88.0 - 90.0
Gross margin	25.0%	22.0%
Adjusted gross margin	25.6%	23.1%
GAAP net loss from continuing operations	$(9.7)	$(12.7)	23%
Adjusted net income (loss) from continuing operations	$0.7	$(2.7)	127%
Adjusted EBITDA from continuing operations	$6.3	$2.1	207%	$3.5 - 4.5

Second Quarter 2023 Financial Results

All comparisons, unless otherwise noted, are to the three months ended June 30, 2022, and reflect continuing operations.

•	Revenue – Revenue of $90.0 million increased 24% compared to $72.6 million in the second quarter of 2022 and increased 2% as compared to the first quarter of 2023. Medication revenue of $69.6 million increased 25% due to continued PACE census growth and higher revenue per PACE participant. Technology-enabled solutions revenue of $20.4 million increased 22% compared to $16.7 million in the second quarter of 2022 and increased 5% as compared to the first quarter of 2023.

•	Gross Profit – Gross profit (exclusive of depreciation and amortization) of $22.5 million (25.0% of revenue) increased 41% as compared to $16.0 million (22.0% of revenue) in the second quarter of 2022. Adjusted gross profit of $23.0 million (25.6% of revenue) increased 37% as compared to $16.8 million (23.1% of revenue) a year ago. Both medication and technology-enabled solutions gross margins increased vs. the year-ago period, driven by increased scale and operating efficiency improvements.

•	GAAP Net Loss – GAAP net loss from continuing operations of $9.7 million decreased as compared to a net loss of $12.7 million in the second quarter of 2022. GAAP net loss from discontinued operations (net of tax) of $0.1 million compared to a net loss of $36.9 million in the second quarter of 2022. The second quarter of 2022 included the PrescribeWellness, SinfoníaRx and DoseMe businesses. As previously announced on March 2, 2023, TRHC completed the sales of SinfoníaRx and DoseMe during the first quarter of 2023.

•	Adjusted EBITDA – Adjusted EBITDA from continuing operations of $6.3 million (7.0% of revenue) increased 207% vs. $2.1 million (2.8% of revenue) in the second quarter of 2022. The improvement vs. the prior year was driven by the higher gross profit noted above and disciplined cost management.

A reconciliation of certain financial measures with the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Operational Metrics

To provide transparency into our financial results, we are providing the following operational metrics.

	As of
	June 30,	September 30,	December 31,	March 31,	June 30,
	2022	2022	2022	2023	2023
PACE census[1]:
Medication census	18,639	19,806	20,555	20,705	21,070
Technology-enabled solutions census	50,763	52,230	53,430	54,135	55,804
Total PACE census	50,763	52,230	53,430	54,135	55,804

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2022	2022	2022	2023	2023
PACE average revenue per participant per month:
Medication average revenue per participant per month[2]	$1,036	$1,051	$1,056	$1,110	$1,100
Technology-enabled solutions revenue per participant per month[3]	91	91	92	98	99
Total PACE average revenue per participant per month	459	474	494	523	515

PACE backlog as of June 30, 2023, was valued at $87 million in annual revenue at maturity, which the Company defines as enrollment of 250 participants for PACE clients. By comparison, PACE backlog was valued at $84 million as of March 31, 2023.

Cancellation of Q2 Earnings Conference Call

In a separate press release, Tabula Rasa today announced that it entered into a definitive merger agreement to be acquired by Nautic Partners (“Nautic”) for $10.50 in cash per share and will combine with ExactCare Pharmacy (“ExactCare”), a portfolio company of Nautic. A copy of that press release is accessible by visiting the Investor Relations section of the Tabula Rasa corporate website at ir.tabularasahealthcare.com. In light of the announced transaction, Tabula Rasa has cancelled the earnings conference call previously scheduled for August 8. In addition, the Company is not providing further financial guidance for 2023 as a result of the pending transaction.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (TRHC) (NASDAQ: TRHC) enables simplified and individualized care that improves the health of those we serve. We offer comprehensive pharmacy services that include personalized, precision medication management and delivery as well as a suite of clinical and business management tools that help health plans and at-risk provider groups optimize utilization and improve patient health. For more information, visit TRHC.

1 Defined as the number of PACE participants utilizing at least one of our solution lines.

2 This metric is calculated as quarterly medication revenue from PACE clients divided by quarterly member months.

3 This metric is calculated as quarterly technology-enabled solutions revenue from PACE clients across all solution lines divided by quarterly member months.

Non-GAAP Financial Measures

In addition to reporting certain financial information in accordance with GAAP, TRHC is also reporting gross profit, adjusted EBITDA, adjusted cost of revenue, adjusted gross profit, adjusted operating expenses, adjusted operating income (loss), and adjusted net income (loss), in each case from continuing operations, which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. TRHC presents adjusted EBITDA and the other non-GAAP financial measures in this release because it considers each of them to be an important supplemental measure of performance. TRHC also intends to provide adjusted EBITDA and the other non-GAAP financial measures in this release as part of the Company’s future earnings discussions and, therefore, their inclusion should provide consistency in the Company’s financial reporting.

Adjusted EBITDA consists of net income (loss) plus certain other expenses, which include interest expense, provision for income tax, depreciation and amortization, change in fair value of contingent consideration receivable, impairment charges, business optimization expense, severance costs, executive transition costs, settlement costs, divestiture-related expense, transformation-related expense, stock-based compensation expense, and net loss on divestiture of businesses. TRHC considers business optimization expense to include employee and non-recurring vendor costs incurred related to its business optimization initiatives during 2022. TRHC considers severance costs to include severance costs related to the realignment of its resources. TRHC considers executive transition costs to include nonrecurring costs related to the hiring and onboarding of new named executive officers. TRHC considers settlement costs to include amounts payable by TRHC or reductions to amounts owed to TRHC as a result of a contractual settlement. TRHC considers divestiture-related expense to include non-recurring direct transaction costs. TRHC considers transformation-related expense to include non-recurring advisory fees incurred to assess a variety of strategic opportunities to increase shareholder value. TRHC considers net loss on divestiture of businesses to include the non-recurring net loss resulting from the sales of the DoseMe and SinfoníaRx businesses. TRHC uses adjusted EBITDA for planning purposes, including analysis of the Company’s performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that adjusted EBITDA provides additional insight for analysts and investors in evaluating the Company’s financial and operational performance.

TRHC defines adjusted cost of revenue as cost of revenue as presented on the consolidated statements of operations less those certain other expenses which are added to operating income (loss) in calculating adjusted operating income (loss) (as described below), including stock-based compensation expense and such other expenses, in each case to the extent that they are included in cost of revenue. TRHC believes adjusted cost of revenue provides analysts and investors more accurate information regarding the actual cost of products and services provided by TRHC, excluding the impact of certain non-cash charges like stock-based compensation expense, and costs of revenue that are not recurring components of its core medication and technology-enabled solutions costs, for better comparability of its cost of revenue between periods.

TRHC defines gross profit as total revenue less total cost of revenue (exclusive of depreciation and amortization) as presented on the consolidated statements of operations. TRHC defines gross margin as gross profit as a percentage of total revenue. TRHC defines adjusted gross profit as total revenue less total cost of revenue (exclusive of depreciation and amortization) as presented on the consolidated statements of operations, excluding the impact of those certain other expenses which are added to operating income (loss) in calculating adjusted operating income (loss) (as described below), including stock-based compensation expense and such other expenses, in each case to the extent that they are included in cost of revenue. TRHC defines adjusted gross margin as adjusted gross profit as a percentage of total revenue. TRHC believes adjusted gross profit and adjusted gross margin provide analysts and investors more accurate information regarding its core profit margin on sales, excluding the impact of certain non-cash charges like stock-based compensation expense, and costs of revenue that are not recurring components of its core medication and technology-enabled solutions costs, for better comparability of gross profit between periods.

TRHC defines adjusted operating expenses as operating expenses as presented on the consolidated statements of operations plus or minus (as applicable) the impact those expenses added or subtracted from operating income (loss) in calculating adjusted operating income (loss), in each case to the extent they are included in operating expense. TRHC believes adjusted operating expenses provide analysts and investors more accurate information regarding its core operating expenses, which include research and development costs, sales and marketing costs, general and administrative costs, depreciation of property and equipment, and amortization of software development costs, excluding the impact of certain non-cash charges like amortization of intangible assets acquired in prior business acquisitions and stock-based compensation expense, and charges that are not recurring components of its core operating expenses, for better comparability between periods.

TRHC defines adjusted operating income (loss) as operating income (loss) plus or minus (as applicable) amortization of acquired intangibles, change in fair value of contingent consideration receivable, impairment charges, business optimization expense, severance costs, executive transition costs, divestiture-related expense, transformation-related expense, and stock-based compensation expense. The items included in the calculation of adjusted EBITDA are determined in calculating adjusted operating income (loss) in the same manner. TRHC believes adjusted operating income (loss) provides analysts and investors more accurate information regarding its core operating income (loss), excluding the impact of certain non-cash charges like amortization of intangible assets acquired in prior business acquisitions and stock-based compensation expense, and charges that are not recurring components of its core operating expenses, for better comparability between periods.

TRHC defines adjusted net income (loss) as net income (loss) plus or minus (as applicable) the impact of those expenses added or subtracted from operating income (loss) in calculating adjusted operating income (loss) along with the impact of amortization of debt discount and issuance costs, and the tax impact of all those items using an effective statutory tax rate on pre-tax income (loss) adjusted for those items. TRHC believes adjusted net income (loss) provides analysts and investors more accurate information regarding its core income (loss), excluding the impact of certain non-cash charges like amortization of intangible assets acquired in prior business acquisitions and stock-based compensation expense, and charges that are not recurring components of its core product and service costs or core operating expenses, for better comparability between periods.

In addition to the reasons given above for providing each of the non-GAAP financial measures included herein, TRHC believes each of these non-GAAP financials measures provides analysts and investors more accurate information for better comparability to other companies, although such other companies may calculate non-GAAP financial measures differently than TRHC.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliations of adjusted EBITDA, adjusted cost of revenue, adjusted gross profit, adjusted operating expenses, adjusted operating income (loss), and adjusted net income (loss) to the most directly comparable GAAP measures provided in the accompanying tables.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including our guidance regarding revenue from continuing operations and adjusted EBITDA from continuing operations. Forward-looking statements may be identified by words such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” or the negative of these terms or similar expressions. You should read these statements carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other “forward-looking” information. These statements relate to, without limitation, our future plans, objectives, expectations, intentions, financial performance and the proposed acquisition of TRHC by Locke Buyer, LLC, an affiliate of Nautic, and the assumptions that underlie these statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) our expectations regarding industry and market trends, including the expected growth and continued structural change and consolidation in the market for healthcare in the United States; (ii) our expectations about the growth of Programs of All-Inclusive Care for the Elderly (“PACE”) organizations; (iii) our expectations about private payers establishing their own at-risk programs; (iv) the advantages of our solutions as compared to those of competitors; (v) our estimates about our financial performance; (vi) the visibility into future cash flows from our business model; (vii) our ability to reduce expenses as a result of our disposition of non-core businesses; (viii) our growth strategy, including our ability to grow our client base; (ix) our plans to further penetrate existing markets and enter new markets; (x) expectations of earnings, revenue, and other financial items; (xi) plans, strategies, and objectives of management for future operations; (xii) our ability to establish and maintain intellectual property rights; (xiii) our ability to retain and hire necessary associates and appropriately staff our operations; (xiv) future capital expenditures; (xv) future economic conditions or performance; (xvi) our plans to pursue strategic acquisitions and partnerships; (xvii) our plans to expand and enhance our solutions; (xviii) our estimates regarding capital requirements and needs for additional financing; (xix) the risk that the proposed transaction may not be completed in a timely manner or at all; (xx) the failure to receive, on a timely basis or otherwise, the required approval of the proposed transaction by TRHC’s stockholders; (xxi) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (xxii) the possibility that competing offers or acquisition proposals for TRHC will be made; (xxiii) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require TRHC to pay a termination fee; (xxiv) the effect of the announcement or pendency of the proposed transaction on TRHC ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, vendors, service providers and others with whom it does business, or its operating results and business generally; (xxv) risks related to the proposed transaction diverting management’s attention from TRHC’s ongoing business operations; (xxvi) the risk of stockholder litigation in connection with the proposed transaction, including resulting expense or delay; and (xxvii) the risks described in Part I, Item 1A of our 2022 Form 10-K, filed with the SEC on March 10, 2023, and our other filings and reports filed with or furnished to the Securities and Exchange Commission. Filings with the SEC are available on the SEC’s website at http://www.sec.gov. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. These statements, like all statements in this report, speak only as of their date, and we undertake no obligation to update or revise these statements in light of future developments, except as required by applicable law. We caution investors that our business and financial performance are subject to substantial risks and uncertainties.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed acquisition of TRHC by Locke Buyer, LLC, an affiliate of Nautic. In connection with the proposed transaction, TRHC intends to file relevant materials with the SEC, including TRHC’s proxy statement in preliminary and definitive form. INVESTORS AND STOCKHOLDERS OF TRHC ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING TRHC’S PROXY STATEMENT (IF AND WHEN AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are or will be able to obtain the documents (if and when available) free of charge at the SEC’s website at www.sec.gov, or free of charge within the Investor Relations section of TRHC’s website http://ir.trhc.com or upon request from TRHC’s Investor Relations Department.

Participants in the Solicitation

TRHC and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of TRHC in favor of the proposed transaction. Information about TRHC’s directors and executive officers is set forth in TRHC’s Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2023. To the extent holdings of TRHC’s securities by its directors or executive officers have changed since the amounts set forth in such 2023 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information concerning the interests of TRHC’s participants in the solicitation, which may, in some cases, be different than those of TRHC’s stockholders generally, will be set forth in TRHC’s proxy statement relating to the proposed transaction when it becomes available.

No Offer or Solicitation

This press release is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$62,811	$70,017
Restricted cash	10,400	12,372
Accounts receivable, net	18,610	19,252
Inventories	8,659	6,566
Prepaid expenses	3,581	4,664
Client claims receivable	16,415	16,377
Divestiture-related note receivable	3,527	—
Other current assets	22,678	18,187
Current assets of discontinued operations	—	22,825
Total current assets	146,681	170,260
Property and equipment, net	9,369	9,158
Operating lease right-of-use assets	10,149	10,483
Software development costs, net	33,077	32,592
Goodwill	115,323	115,323
Intangible assets, net	35,129	38,326
Contingent consideration receivable	—	3,350
Other assets	6,209	4,657
Total assets	$355,937	$384,149

Liabilities and stockholders’ deficit
Current liabilities:
Current operating lease liabilities	$2,982	$2,708
Accounts payable	20,623	19,459
Client claims payable	10,981	10,781
Accrued expenses and other liabilities	59,105	55,745
Current liabilities of discontinued operations	—	13,389
Total current liabilities	93,691	102,082
Long-term debt, net of discount	232,603	232,112
Long-term debt – related party, net of discount	88,709	88,522
Noncurrent operating lease liabilities	12,102	12,786
Deferred income tax liability, net	1,507	1,380
Other long-term liabilities	5,404	4,298
Total liabilities	434,016	441,180

Stockholders’ equity (deficit):
Common stock	3	3
Treasury stock	(4,049)	(3,391)
Additional paid-in capital	359,573	354,214
Accumulated deficit	(433,606)	(407,857)
Total stockholders’ deficit	(78,079)	(57,031)
Total liabilities and stockholders’ deficit	$355,937	$384,149

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue:
Medication revenue	$69,626	$55,892	$138,376	$106,865
Technology-enabled solutions revenue	20,410	16,705	39,937	32,842
Total revenue	90,036	72,597	178,313	139,707
Cost of revenue, exclusive of depreciation and amortization shown below:
Cost of medication revenue	53,554	43,384	106,636	82,936
Cost of technology-enabled solutions revenue	13,953	13,247	28,395	26,416
Total cost of revenue, exclusive of depreciation and amortization	67,507	56,631	135,031	109,352
Operating expenses:
Research and development	1,777	3,243	3,056	7,208
Sales and marketing	2,732	2,172	5,185	4,821
General and administrative	17,599	15,150	34,176	31,028
Change in fair value of contingent consideration receivable	3,350	—	3,750	—
Long-lived asset impairment charge	—	—	—	4,062
Depreciation and amortization	6,103	5,489	12,303	11,231
Total operating expenses	31,561	26,054	58,470	58,350
Loss from operations	(9,032)	(10,088)	(15,188)	(27,995)
Other income (expense):
Interest expense, net	(1,144)	(2,444)	(2,409)	(4,713)
Other income	566	—	1,018	—
Total other expense, net	(578)	(2,444)	(1,391)	(4,713)
Loss from continuing operations before income taxes	(9,610)	(12,532)	(16,579)	(32,708)
Income tax expense	133	159	238	375
Net loss from continuing operations	(9,743)	(12,691)	(16,817)	(33,083)
Net loss from discontinued operations, net of tax	(108)	(36,919)	(8,932)	(44,720)
Net loss	$(9,851)	$(49,610)	$(25,749)	$(77,803)

Net loss per share:
Net loss per share from continuing operations, basic and diluted	$(0.38)	$(0.53)	$(0.66)	$(1.38)
Net loss per share from discontinued operations, basic and diluted	—	(1.54)	(0.35)	(1.87)
Total net loss per share, basic and diluted	$(0.38)	$(2.07)	$(1.01)	$(3.25)

Weighted average common shares outstanding, basic and diluted	25,422,032	23,959,726	25,333,137	23,913,050

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(25,749)	$(77,803)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	12,303	18,562
Amortization of deferred financing costs and debt discount	678	939
Deferred taxes	127	(368)
Stock-based compensation	5,238	15,301
Change in fair value of contingent consideration receivable	3,750	—
Impairment charges	363	40,510
Net loss on divestiture of businesses	4,888	—
Other noncash items	292	(54)
Changes in operating assets and liabilities, net of effect of divestitures:
Accounts receivable, net	514	2,979
Inventories	(2,093)	(354)
Prepaid expenses and other current assets	(3,829)	(7,916)
Client claims receivables	(38)	(3,162)
Other assets	3	(769)
Accounts payable	(1,222)	9,295
Accrued expenses and other liabilities	374	9,188
Client claims payables	200	353
Other long-term liabilities	554	2,139
Net cash (used in) provided by operating activities	(3,647)	8,840

Cash flows from investing activities:
Purchases of property and equipment	(1,310)	(471)
Software development costs	(7,187)	(17,870)
Proceeds from divestiture of businesses	3,384	—
Net cash used in investing activities	(5,113)	(18,341)

Cash flows from financing activities:
Proceeds from exercise of stock options	219	60
Payments for employee taxes for shares withheld	(655)	—
Payments for debt financing costs	—	(350)
Borrowings on line of credit	—	27,700
Net cash (used in) provided by financing activities	(436)	27,410

Net (decrease) increase in cash, cash equivalents and restricted cash	(9,196)	17,909
Cash, cash equivalents and restricted cash, beginning of period	82,407	15,706
Cash, cash equivalents and restricted cash, end of period	$73,211	$33,615

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reconciliation of Net Loss to Adjusted EBITDA from Continuing Operations
Net loss	$(9,851)	$(49,610)	$(25,749)	$(77,803)
Add:
Interest expense, net	1,144	2,444	2,409	4,713
Income tax expense	133	159	238	375
Depreciation and amortization	6,103	5,489	12,303	11,231
Change in fair value of contingent consideration receivable	3,350	—	3,750	—
Impairment charges	—	—	—	4,062
Business optimization expense	—	—	—	787
Severance costs	385	—	776	575
Executive transition	—	150	—	150
Divestiture-related expense	352	1,414	1,368	1,534
Transformation-related expense	1,815	—	1,815	—
Stock-based compensation expense	2,770	5,092	5,200	12,795
Loss from discontinued operations	108	36,919	8,932	44,720
Adjusted EBITDA from continuing operations	$6,309	$2,057	$11,042	$3,139
Adjusted EBITDA (loss) from discontinued operations	—	1,117	(2,676)	2,557
Total Adjusted EBITDA	$6,309	$3,174	$8,366	$5,696

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reconciliation of Net Loss from Discontinued Operations, net of tax to Adjusted EBITDA (Loss) from Discontinued Operations
Net loss from discontinued operations, net of tax	$(108)	$(36,919)	$(8,932)	$(44,720)
Add:
Income tax (benefit) expense	(44)	(686)	10	(568)
Depreciation and amortization	—	—	—	7,331
Impairment charges	—	35,608	363	36,448
Net loss on divestiture of businesses	152	—	4,888	—
Severance costs	—	—	957	—
Settlement	—	1,448	—	1,448
Divestiture-related expense	—	66	—	112
Stock-based compensation expense	—	1,600	38	2,506
Adjusted EBITDA (loss) from discontinued operations	$—	$1,117	$(2,676)	$2,557

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF STATEMENT OF OPERATIONS TO NON-GAAP MEASURES

(In thousands)

	Three Months Ended June 30, 2023
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)
Reconciliation of statement of operations to adjusted amounts from continuing operations
Statement of operations amounts	$67,507	$22,529	25.0%	$31,561	$(9,032)	$(9,743)
Adjustments:
Amortization of acquired intangibles	—	—	—	(1,598)	1,598	1,598
Change in fair value of contingent consideration receivable	—	—	—	(3,350)	3,350	3,350
Amortization of debt discount and issuance costs	—	—	—	—	—	340
Severance costs	—	—	—	(385)	385	385
Divestiture-related expense	—	—	—	(352)	352	352
Transformation-related expense	—	—	—	(1,815)	1,815	1,815
Stock-based compensation expense	(505)	505	0.6%	(2,265)	2,770	2,770
Impact to income taxes	—	—	—	—	—	(129)
Adjusted amounts	$67,002	$23,034	25.6%	$21,796	$1,238	$738

	Three Months Ended June 30, 2022
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Loss	Net Loss
Reconciliation of statement of operations to adjusted amounts from continuing operations
Statement of operations amounts	$56,631	$15,966	22.0%	$26,054	$(10,088)	$(12,691)
Adjustments:
Amortization of acquired intangibles	—	—	—	(1,695)	1,695	1,695
Amortization of debt discount and issuance costs	—	—	—	—	—	471
Executive transition	—	—	—	(150)	150	150
Divestiture-related expense	—	—	—	(1,414)	1,414	1,414
Stock-based compensation expense	(793)	793	1.1%	(4,299)	5,092	5,092
Impact to income taxes	—	—	—	—	—	1,126
Adjusted amounts	$55,838	$16,759	23.1%	$18,496	$(1,737)	$(2,743)

	Six Months Ended June 30, 2023
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)
Reconciliation of statement of operations to adjusted amounts from continuing operations
Statement of operations amounts	$135,031	$43,282	24.3%	$58,470	$(15,188)	$(16,817)
Adjustments:
Amortization of acquired intangibles	—	—	—	(3,197)	3,197	3,197
Change in fair value of contingent consideration receivable	—	—	—	(3,750)	3,750	3,750
Amortization of debt discount and issuance costs	—	—	—	—	—	678
Severance costs	—	—	—	(776)	776	776
Divestiture-related expense	—	—	—	(1,368)	1,368	1,368
Transformation-related expense	—	—	—	(1,815)	1,815	1,815
Stock-based compensation expense	(984)	984	0.5%	(4,216)	5,200	5,200
Impact to income taxes	—	—	—	—	—	184
Adjusted amounts	$134,047	$44,266	24.8%	$43,348	$918	$151

	Six Months Ended June 30, 2022
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Loss	Net Loss
Reconciliation of statement of operations to adjusted amounts from continuing operations
Statement of operations amounts	$109,352	$30,355	21.7%	$58,350	$(27,995)	$(33,083)
Adjustments:
Amortization of acquired intangibles	—	—	—	(3,389)	3,389	3,389
Impairment charges	—	—	—	(4,062)	4,062	4,062
Amortization of debt discount and issuance costs	—	—	—	—	—	939
Business optimization expense	(433)	433	0.3%	(354)	787	787
Severance costs	—	—	—	(575)	575	575
Executive transition	—	—	—	(150)	150	150
Divestiture-related expense	—	—	—	(1,534)	1,534	1,534
Stock-based compensation expense	(1,918)	1,918	1.4%	(10,877)	12,795	12,795
Impact to income taxes	—	—	—	—	—	2,585
Adjusted amounts	$107,001	$32,706	23.4%	$37,409	$(4,703)	$(6,267)

Contact:

Investors:

Frank Sparacino

fsparacino@trhc.com

Media:

Anthony Mirenda

amirenda@trhc.com